Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Kari Pfisterer Media Relations Rockwell Automation 414.382.2555	Steve Etzel Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2017 Results

•	Reported sales up 7.9 percent; organic sales up 6.8 percent year over year

•	Diluted EPS of $1.45; Adjusted EPS of $1.55

•	Increasing fiscal 2017 EPS guidance: Diluted EPS $6.06 - $6.36; Adjusted EPS $6.45 - $6.75
MILWAUKEE (April 26, 2017) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2017 second quarter sales of $1,554.3 million, up 7.9 percent from $1,440.3 million in the second quarter of fiscal 2016. Organic sales grew 6.8 percent. Currency translation reduced sales by 0.6 percentage points, and acquisitions contributed 1.7 percentage points to sales growth.

Fiscal 2017 second quarter net income was $189.5 million or $1.45 per share, compared to $168.0 million or $1.28 per share in the second quarter of fiscal 2016. Fiscal 2017 second quarter Adjusted EPS was $1.55, up 13 percent compared to $1.37 in the second quarter of fiscal 2016. The increases in EPS and Adjusted EPS were primarily due to higher sales and lower effective tax rates, partially offset by higher incentive compensation.

Pre-tax margin was 14.8 percent in the second quarter of fiscal 2017 compared to 15.1 percent in the same period last year. Total segment operating margin was 19.0 percent compared to 19.3 percent a year ago. Total segment operating earnings were $296.0 million in the second quarter of fiscal 2017, up 7 percent from $277.5 million in the same period of fiscal 2016. The increases in pre-tax income and total segment operating earnings were primarily due to higher sales, partially offset by higher incentive compensation.

Commenting on the results, Blake D. Moret, president and chief executive officer, said, “The results for the second quarter of fiscal 2017 were better than our expectations, and I am pleased with organic growth of 7%. I am also pleased with double-digit EPS growth in the quarter.

“Growth was broad-based across most regions and industries. The transportation vertical was particularly strong, and we saw signs of improvement in certain heavy industries."

Outlook
Commenting on the outlook, Moret added, "The macro environment continues to improve, with projections of Industrial Production growth rates higher than a quarter ago. Taking the macro outlook and our strong first half results into consideration, we now expect fiscal 2017 sales growth to be in the range of 4.5 percent to 7.5 percent. Including the impact of acquisitions and a smaller headwind from currency, we now project fiscal 2017 sales of approximately $6.25 billion at the midpoint, and are increasing the adjusted EPS guidance range to $6.45 to $6.75."

The following table provides updated guidance as it relates to sales growth and earnings per share for fiscal 2017:

Sales Growth Guidance		EPS Guidance
Reported sales growth	4.5% to 7.5%	Diluted EPS	$6.06 - $6.36
Organic sales growth	4.5% to 7.5%	Adjusted EPS	$6.45 - $6.75
Currency translation	~ (1.5)%
Acquisitions	~ 1.5%

Moret continued, “We are well-positioned to succeed in this environment. Our technology differentiation, deep domain expertise and unique market access model enable us to provide superior value to our customers around the world. The Connected Enterprise is gaining traction, and we are increasing the number of pilots across industries, applications, and geographies.

"Our employees, partners and suppliers continue to make the difference at our customers. Their dedication and enthusiasm create the loyalty that sets us apart."

Following is a discussion of fiscal 2017 second quarter results for both segments.

Architecture & Software
Architecture & Software quarterly sales were $719.0 million, an increase of 14.2 percent compared to $629.5 million in the same period last year. Organic sales increased 13.7 percent, currency translation reduced sales by 0.7 percentage points, and acquisitions contributed 1.2 percentage points to sales growth. Segment operating earnings were $190.6 million compared to $154.6 million in the same period last year. Segment operating margin increased to 26.5 percent from 24.6 percent a year ago, primarily due to higher sales, partially offset by higher incentive compensation.

Control Products & Solutions
Control Products & Solutions quarterly sales were $835.3 million, an increase of 3.0 percent compared to $810.8 million in the same period last year. Organic sales increased 1.4 percent, currency translation reduced sales by 0.4 percentage points, and acquisitions contributed 2.0 percentage points to sales growth. Segment operating earnings were $105.4 million compared to $122.9 million in the same period last year. Segment operating margin decreased to 12.6 percent from 15.2 percent a year ago, primarily due to higher incentive compensation.

Other Information
In the second quarter of fiscal 2017 cash flow provided by operating activities was $301.0 million and free cash flow was $273.0 million. Return on invested capital was 36.4 percent.

Fiscal 2017 second quarter general corporate-net expense was $21.4 million compared to $19.5 million in the second quarter of fiscal 2016.

On a GAAP basis, the effective tax rate in the second quarter of fiscal 2017 was 17.7 percent compared to 22.6 percent in the second quarter of fiscal 2016. The Adjusted Effective Tax Rate for the second quarter of fiscal 2017 was 19.2 percent compared to 23.7 percent a year ago. The lower tax rates were primarily due to the tax benefit related to equity-based compensation. For fiscal 2017, the Company now expects an effective tax rate of approximately 21 percent and an Adjusted Effective Tax Rate of approximately 22 percent.

During the second quarter of fiscal 2017, the Company repurchased 690 thousand shares of its common stock at a cost of $105.2 million. At March 31, 2017, $759.0 million remained available under the existing share repurchase authorization.

Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, April 26, 2017. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption to our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Sales
Architecture & Software (a)	$719.0	$629.5	$1,415.4	$1,272.4
Control Products & Solutions (b)	835.3	810.8	1,629.2	1,594.5
Total sales (c)	$1,554.3	$1,440.3	$3,044.6	$2,866.9

Segment operating earnings
Architecture & Software (d)	$190.6	$154.6	$399.2	$330.8
Control Products & Solutions (e)	105.4	122.9	213.4	242.6
Total segment operating earnings[1] (f)	296.0	277.5	612.6	573.4

Purchase accounting depreciation and amortization	(5.6)	(4.5)	(11.2)	(9.2)
General corporate—net	(21.4)	(19.5)	(36.3)	(37.5)
Non-operating pension costs	(19.8)	(18.9)	(39.6)	(37.8)
Interest expense	(18.9)	(17.6)	(37.6)	(35.0)
Income before income taxes (g)	230.3	217.0	487.9	453.9
Income tax provision	(40.8)	(49.0)	(83.7)	(100.4)
Net income	$189.5	$168.0	$404.2	$353.5

Diluted EPS	$1.45	$1.28	$3.11	$2.68

Adjusted EPS[2]	$1.55	$1.37	$3.30	$2.86

Average diluted shares	130.3	131.3	130.0	132.0

Segment operating margin
Architecture & Software (d/a)	26.5%	24.6%	28.2%	26.0%
Control Products & Solutions (e/b)	12.6%	15.2%	13.1%	15.2%
Total segment operating margin[1] (f/c)	19.0%	19.3%	20.1%	20.0%

Pre-tax margin (g/c)	14.8%	15.1%	16.0%	15.8%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Sales	$1,554.3	$1,440.3	$3,044.6	$2,866.9
Cost of sales	(897.8)	(846.2)	(1,745.8)	(1,660.1)
Gross profit	656.5	594.1	1,298.8	1,206.8

Selling, general and administrative expenses	(409.2)	(358.7)	(779.2)	(718.6)
Other income (expense)	1.9	(0.8)	5.9	0.7
Interest expense	(18.9)	(17.6)	(37.6)	(35.0)
Income before income taxes	230.3	217.0	487.9	453.9
Income tax provision	(40.8)	(49.0)	(83.7)	(100.4)

Net income	$189.5	$168.0	$404.2	$353.5

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2017	September 30, 2016
Assets
Cash and cash equivalents	$1,440.8	$1,526.4
Short-term investments	1,092.7	902.8
Receivables	1,082.6	1,079.0
Inventories	543.2	526.6
Property, net	567.2	578.3
Goodwill and intangibles	1,302.5	1,329.2
Other assets	1,036.0	1,158.9
Total	$7,065.0	$7,101.2

Liabilities and Shareowners’ Equity
Short-term debt	$623.4	$448.6
Accounts payable	564.6	543.1
Long-term debt	1,240.0	1,516.3
Other liabilities	2,439.2	2,603.1
Shareowners’ equity	2,197.8	1,990.1
Total	$7,065.0	$7,101.2

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2017	2016
Operating activities:
Income from continuing operations	$404.2	$353.5
Depreciation and amortization	81.0	86.4
Retirement benefits expense	86.1	78.2
Pension contributions	(28.5)	(21.2)
Receivables/inventories/payables	(13.0)	(17.0)
Advance payments from customers and deferred revenue	33.2	26.5
Compensation and benefits	51.2	(73.7)
Income taxes	(7.7)	(58.0)
Other	5.3	24.6
Cash provided by operating activities	611.8	399.3
Investing activities:
Capital expenditures	(67.4)	(52.6)
Acquisition of businesses, net of cash acquired	(1.1)	(21.1)
Purchases of investments	(721.6)	(590.6)
Proceeds from maturities and sales of investments	428.2	397.6
Proceeds from sale of property	0.4	0.2
Cash used for investing activities	(361.5)	(266.5)
Financing activities:
Net (repayment) issuance of short-term debt	(75.1)	277.6
Cash dividends	(195.5)	(190.4)
Purchases of treasury stock	(185.0)	(257.4)
Proceeds from the exercise of stock options	136.9	12.8
Excess income tax benefit from share-based compensation	—	1.2
Cash used for financing activities	(318.7)	(156.2)
Effect of exchange rate changes on cash	(17.2)	(7.6)
Decrease in cash and cash equivalents	$(85.6)	$(31.0)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2017 compared to sales for the three and six months ended March 31, 2016:

	Three Months Ended March 31,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$868.7	$0.2	$868.9	$(22.4)	$846.5	$804.8
Canada	85.0	(2.8)	82.2	—	82.2	76.2
Europe, Middle East, Africa	301.0	8.2	309.2	(0.6)	308.6	274.6
Asia Pacific	198.5	1.7	200.2	(0.9)	199.3	179.4
Latin America	101.1	0.7	101.8	—	101.8	105.3
Total	$1,554.3	$8.0	$1,562.3	$(23.9)	$1,538.4	$1,440.3

	Six Months Ended March 31,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$1,688.8	$0.4	$1,689.2	$(41.1)	$1,648.1	$1,592.1
Canada	167.7	(2.5)	165.2	(0.1)	165.1	154.9
Europe, Middle East, Africa	571.7	12.3	584.0	(6.0)	578.0	548.8
Asia Pacific	404.1	4.9	409.0	(2.4)	406.6	352.4
Latin America	212.3	9.7	222.0	(0.1)	221.9	218.7
Total	$3,044.6	$24.8	$3,069.4	$(49.7)	$3,019.7	$2,866.9

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2017 compared to sales for the three and six months ended March 31, 2016:

	Three Months Ended March 31,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$719.0	$4.6	$723.6	$(7.6)	$716.0	$629.5
Control Products & Solutions	835.3	3.4	838.7	(16.3)	822.4	810.8
Total	$1,554.3	$8.0	$1,562.3	$(23.9)	$1,538.4	$1,440.3

	Six Months Ended March 31,
	2017					2016
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$1,415.4	$11.2	$1,426.6	$(18.7)	$1,407.9	$1,272.4
Control Products & Solutions	1,629.2	13.6	1,642.8	(31.0)	1,611.8	1,594.5
Total	$3,044.6	$24.8	$3,069.4	$(49.7)	$3,019.7	$2,866.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and six months ended March 31, 2017 and 2016:

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Service cost	$24.2	$21.8	$48.3	$43.9
Amortization of prior service credit	(1.1)	(0.7)	(1.9)	(1.4)
Operating pension costs	23.1	21.1	46.4	42.5

Interest cost	37.8	42.2	75.6	84.7
Expected return on plan assets	(56.2)	(54.4)	(112.4)	(109.1)
Amortization of net actuarial loss	38.2	31.1	76.2	62.2
Settlements	—	—	0.2	—
Non-operating pension costs	19.8	18.9	39.6	37.8

Net periodic pension cost	$42.9	$40.0	$86.0	$80.3

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Income from continuing operations	$189.5	$168.0	$404.2	$353.5
Non-operating pension costs	19.8	18.9	39.6	37.8
Tax effect of non-operating pension costs	(7.3)	(6.9)	(14.5)	(13.7)
Adjusted Income	$202.0	$180.0	$429.3	$377.6

Diluted EPS from continuing operations	$1.45	$1.28	$3.11	$2.68
Non-operating pension costs per diluted share	0.15	0.14	0.30	0.29
Tax effect of non-operating pension costs per diluted share	(0.05)	(0.05)	(0.11)	(0.11)
Adjusted EPS	$1.55	$1.37	$3.30	$2.86

Effective tax rate	17.7%	22.6%	17.2%	22.1%
Tax effect of non-operating pension costs	1.5%	1.1%	1.4%	1.1%
Adjusted Effective Tax Rate	19.2%	23.7%	18.6%	23.2%

	Fiscal 2017 Guidance	Year Ended September 30, 2016

Diluted EPS from continuing operations	$6.06 - $6.36	$5.56
Non-operating pension costs per diluted share	0.61	0.58
Tax effect of non-operating pension costs per diluted share	(0.22)	(0.21)
Adjusted EPS	$6.45 - $6.75	$5.93

Effective tax rate	~ 21%	22.6%
Tax effect of non-operating pension costs	~ 1%	1.0%
Adjusted Effective Tax Rate	~ 22%	23.6%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of fiscal year 2017, we adopted a new share-based compensation accounting standard that requires the excess income tax benefit from share-based compensation to be classified as an operating, rather than as a financing, cash flow. In previous periods, we added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. Beginning in the first quarter of fiscal year 2017, no adjustment is necessary as this benefit is already included in operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017
Cash provided by continuing operating activities	$184.8	$214.5	$276.0	$272.0	$310.8	$301.0
Capital expenditures	(40.2)	(12.4)	(26.8)	(37.5)	(39.4)	(28.0)
Excess income tax benefit from share-based compensation	0.7	0.5	1.2	0.9	—	—
Free cash flow	$145.3	$202.6	$250.4	$235.4	$271.4	$273.0

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months; divided by
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term and long-term investments; multiplied by
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated and reconciled to GAAP measures as follows:

	Twelve Months Ended
	March 31,
	2017	2016
(a) Return
Income from continuing operations	$780.4	$760.9
Interest expense	73.9	68.1
Income tax provision	196.7	256.5
Purchase accounting depreciation and amortization	20.4	19.6
Return	1,071.4	1,105.1
(b) Average invested capital
Short-term debt	472.4	87.7
Long-term debt	1,406.4	1,500.9
Shareowners’ equity	2,114.9	2,366.3
Accumulated amortization of goodwill and intangibles	820.4	802.2
Cash and cash equivalents	(1,493.5)	(1,448.6)
Short-term and long-term investments	(966.4)	(726.3)
Average invested capital	2,354.2	2,582.2
(c) Effective tax rate
Income tax provision	196.7	256.5
Income from continuing operations before income taxes	$977.1	$1,017.4
Effective tax rate	20.1%	25.2%
(a) / (b) * (1-c) Return On Invested Capital	36.4%	32.0%